Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

LFVN - Q4 2011 Lifevantage Corp Earnings Conference Call

Event Date/Time: Sep 28, 2011 / 02:30PM GMT

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

CORPORATE PARTICIPANTS

John Mills

IRC - Corporate Communications

Doug Robinson

LifeVantage Corporation - President and CEO

Carrie McQueen

LifeVantage Corporation - CFO

David Brown

LifeVantage Corporation - President of LifeVantage Network

CONFERENCE CALL PARTICIPANTS

Steve Wymer

Bolt Capital - Analyst

Stewart Flink

Next View Capital - Analyst

Jim Galloway

Galloway Enterprises, Inc. - Analyst

Melanie Hillam

Analyst

Dan Wurtz

Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to today’s LifeVantage fourth-quarter 2011 earnings conference call. At this time all participants are in a listen-only mode. Following the formal remarks, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up.

Hosting today’s conference will be John Mills with ICR. As a reminder, today’s conference is being recorded. And now I would like to turn the conference over to Mr. Mills. Please go ahead, sir.

John Mills - IRC - Corporate Communications

Thank you. Good afternoon, ladies and gentlemen, and welcome to LifeVantage’s fiscal fourth-quarter 2011 conference call. I am with ICR, the largest independent financial communications firm in North America with offices in New York, Connecticut, Boston, Los Angeles, San Francisco and Beijing, China. My team is solely focused on healthy living and healthcare companies and we will be supporting LifeVantage’s management team and Director of Investor Relations and their Investor Relations efforts.

On the call today from LifeVantage are Doug Robinson, Chief Executive Officer, Carrie McQueen, Chief Financial Officer, as well as David Brown, President of LifeVantage Network. By now, everyone should have access to the earnings release which went out this afternoon at approximately 4 PM Eastern time. If you’ve not received the release, it is available on the Investor Relations portion of LifeVantage’s website at www.LifeVantage.com.

This call is being webcast and a replay will be available on the Company’s website as well.

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed upon them.

These statements are based on current expectations of management and involve inherent risks and uncertainties including those identified in the Risk Factors section of LifeVantage’s most recently filed 10-Q and 10-K. These risk factors contain a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements. LifeVantage assumes no obligation to update any forward-looking projections that may be made in today’s release or call.

And with that, I would like to turn the call over to the Company’s CEO, Mr. Doug Robinson. Go ahead, Doug.

Doug Robinson - LifeVantage Corporation - President and CEO

Thanks, John. Good afternoon, everyone, and welcome to our fiscal fourth-quarter 2011 conference call. On today’s call, I will provide some highlights of our record fourth-quarter results. Then I will provide a general update on our business and highlight growth initiatives for fiscal 2012 and beyond. And then Carrie McQueen will follow the financial results for the fourth quarter and full fiscal year 2011 in more detail and provide our outlook for the full-year fiscal 2012. I will provide some closing remarks and we will open up the call for questions that Carrie, David, and I will field.

First, let me refer to our financial overview. We finished fiscal 2011 on a very strong note as we generated record results for both revenue and operating income. For the fourth quarter of fiscal 2011, we achieved net revenue of approximately $15 million which is a 241% increase compared with the same period last year, and an increase of 50% on a sequential basis compared with the third fiscal quarter ended March 31, 2011.

For the fourth quarter, we generated approximately $2 million in operating income compared to a loss of approximately $290,000 for the same period last year. This is the fourth consecutive quarter we’ve achieved positive operating income, a streak we’re very proud of and we’re confident that will continue.

Also, we generated approximately $2.2 million in operating cash flow for the fourth fiscal quarter.

Turning briefly to our full-year results, in fiscal 2011 we generated net revenue of $38.9 million, an increase of 238% compared to fiscal 2010. Our operating income for fiscal 2011 was $3.7 million, an $11 million positive swing from an operating loss of $7.3 million last year. Our financial performance in fiscal 2011 and guidance for fiscal 2012 underscores the expanding awareness of our products and the strong pipeline of businesses we are building. We continue to benefit from new independently published studies that outline the efficacy of Protandim and further bolster the science behind it.

We are also are benefiting from a rapidly increasing number of studies about the Nrf2 molecule, the biochemical messenger that is activated by Protandim. Approximately 600 studies per year are being conducted about Nrf2, which is double the rate of just three years ago.

For those of you that are new to our business, let me provide a brief overview of the science behind our product offerings, Protandim and TrueScience. Protandim is a dietary supplement that is comprised of a unique patented blend of naturally occurring plant compounds. We believe what makes Protandim so powerful and important to our health is its ability to activate the Nrf2 molecule, known as the master regulator of the antioxidant response in the molecule that controls the set of genes sometimes referred to as survival genes.

Protandim has been demonstrated to activate the Nrf2 molecule which helps our bodies combat what is known as oxidative stress. Oxidative stress is cellular and tissue damage caused by chemically reactive oxygen radicals formed as a natural consequence of cellular metabolism. This type of damage to your body cells by free radicals is believed to be the root cause at the cellular level of aging and many age-related diseases.

Diseases linked to oxidative stress include Parkinson’s disease, heart failure, cardiovascular disease, myocardial infarction, Alzheimer’s disease, schizophrenia, bipolar disorder, chronic fatigue system syndrome and cancer, to name but a few.

Our bodies already contain the information for how to effectively combat stressful situations, such as oxidative stress and chronic inflammation. That information is stored in our genes. The secret lies in being able to instruct cells regarding the implementation of that information. This is what Protandim has been shown to do through the activation of the Nrf2 molecule.

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

The final point about Protandim that is worth highlighting is that it is free of any substances banned by such organizations as the International Olympic Committee, the NCAA and the NFL.

LifeVantage TrueScience is the first product we created for expansion into a family of products that remains focused on attacking oxidative stress internally and externally. LifeVantage TrueScience anti-aging cream is a unique, scientifically based skin care products formulated to protect the skin from factors that contribute to aging and unhealthy skin.

LifeVantage TrueScience contains similar ingredients to those found in Protandim. It has been formulated to improve skin tone and coloring, it diminishes the appearance of fine lines and wrinkles, and provides a vibrant healthy appearance.

LifeVantage TrueScience is also designed to improve skin texture and pigmentation while increasing moisture.

Awareness and understanding about Protandim and LifeVantage TrueScience is expanding in consumer markets as well as among medical professionals. However, while we are certainly very proud of our strong growth in fiscal 2011, we believe we’ve only begun to realize their potential. Looking toward fiscal 2012 and beyond, we’re committed to taking the necessary steps to ensure that we have the right infrastructure and resources in place for long-term sustainable growth.

We are now at an important time in the maturation of LifeVantage. In past years, we were focused on survival and operating in the leanest manner possible. As we make the shift from being a young small company in its development phase to a rapidly growing medium-sized company, we believe it is prudent to make key investments in both our operating expenses and capital expenditures to ensure that we can capitalize on the robust opportunities ahead of us.

In order to position ourselves to execute on key growth initiatives, we will be proactive in both our strategic planning and tactical execution. Importantly, we will also maintain a nimble mind set and make adjustments with respect to timing and other factors, if necessary. While we will be investing in our growth, we will continue to be mindful of our operating income and focus on continuing to improve our financial performance, including higher operating margins in fiscal 2012 compared to fiscal 2011.

One key area of investment will be our personnel growth and development. As many of you have seen, in June we announced that we strengthened our management team with the appointment of Dr. Joe McCord, renowned scientist, codiscoverer of superoxide dismutase and a pioneer in the area of free radical biology, as our Chief Science Officer.

While Dr. McCord has been involved with LifeVantage for years, his increased involvement with the Company will be extremely beneficial as we work towards expanding the understanding of our products to existing and potential new customers. We also announced the reappointment of Dr. Brooks Hybertson, a nationally recognized oxidative stress researcher, to our Scientific Advisory Board.

Under the leadership of Doctors McCord and Hybertson, we will be supporting new research and development studies. The increased daily involvement of both doctors will be important as we work on expanding our product portfolio with complementary products.

We will also be strategically investing in human resources in other departments to ensure we have the appropriate resources to handle our growing business in areas such as finance, marketing and sales. As we expand our team, we will be mindful of maintaining the appropriate corporate culture and efficient infrastructure. As an example we recently retained ICR and hired an internal Director of Investor Relations to help facilitate growing shareholder interest.

Another key area of investment in fiscal 2012 will be our sales initiative. Under David Brown’s leadership, we’ve had great success within our network marketing operations in the past year. In April, we had over 2,000 distributors attend our inaugural global network marketing convention, and in July we held a quarterly Elite Academy that over 2,500 distributors attended.

The strong attendance at both of these events underscores the interest and enthusiasm about our products from a growing number of people. And we anticipate that our distributor events will increase significantly in size next year.

In order to help our distributors build their businesses, we are implementing several strategies that serve as the basis for our sales initiatives during fiscal 2012. First, we refined our distributor training in sales meetings strategy. We know that regular sales meetings and trainings build momentum and growth throughout the distributor base. We know that sales presentations translate directly to new enrollment revenue and ongoing monthly autoship revenue.

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

Last year, we focused on responding to areas of the country which had the greatest concentration of distributors and on helping our top distributors attain their current elite ranks. This year, we will be increasingly focusing on building our mid-level ranks and working with them to advance in rank until achieving an elite rank status. In doing this, we will develop a larger middle class of distributors who are building large sales organizations and receiving significant monthly commission checks.

This will create more distributor leaders in our distributor base and help even more distributors achieve the financial success they are striving for.

Second, we are increasing the number of training events we conduct. Each month we are adding more locations for our premier schools and Super Saturdays. These monthly meetings are sponsored by LifeVantage but hosted and conducted by elite level distributors. They provide valuable hands-on training by those who have already achieved significant success with the Company and serve to motivate and spur the growth in distributors in every location in which they are held.

We’ve also added a CD audio training series to our Vantage Packs and made them available in monthly autoship orders. So distributors can review information given at Elite Academies and other events wherever and whenever they would prefer.

Third, we are bolstering our distributor recognition program. We have found that money invested in recognizing distributor efforts generates increased activity and loyalty by our distributors.

Lastly, customer service will remain a key focus this year since we know that it’s easier to keep a customer than to find a new one.

Additionally, we’re implementing a new customer retention program aimed at further increasing our already high customer and distributor retention rates.

While the US is our largest market and most of the — most of our investments in our sales initiatives will be here, we are also making selective and strategic investments to grow our business in other countries. The opportunity in Japan is very encouraging so we are making appropriate investments to educate and grow our distributor base in Japan. Over the next few years we expect to be selling our products in a growing number of countries and as we see necessary we will increase our investment in each country on a case-by-case basis.

To complement our initiatives to grow our distributor base, we are also making strategic marketing investments to increase the awareness of Protandim and TrueScience. Last week, we announced that Donny Osmond is now acting as spokesperson for Protandim. Donny is truly an ideal person to endorse their product. With a career that spans over five decades, Donny is famous for not only his music but also his youthful appearance.

I would be remiss if I did not highlight that Donny recently won Dancing With the Stars, making him the oldest celebrity ever to win the show. Donny began using Protandim in 2009 as part of his health regimen per his doctor’s recommendation and he now attributes Protandim as one of the reasons that he continues to look and feel young.

We are very excited about our relationship with Donny. His personal experience, together with his celebrity status, should enable him to tell the world why activating Nrf2 and reducing oxidative stress linked to numerous health conditions is so important. As we work to expand our product portfolio we will focus on compelling and innovative products backed by science that activate Nrf2 and combat oxidative stress.

In summary, fiscal 2011 was a great year for LifeVantage and we believe fiscal 2012 will be even better. Even as we are making these investments into our Company, we believe that we will be able to improve the leverage in our business and grow our operating margin in fiscal 2012.

Also, the investments we are making into our business as I outlined earlier will enable us to greatly expand our reach and our message. This will not only benefit our business and enhance our shareholder value, but it will also help us achieve our ultimate goal — educating people around the world about a simple, safe and effective way to enhance their health and wellness.

Now I will turn the call over to Carrie to review our financial results.

Carrie McQueen - LifeVantage Corporation - CFO

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

Thank you, Doug. As Doug said we are very pleased with our fourth quarter and full year fiscal 2011 financial performance. We’re proud to be reporting our 10th consecutive quarter of net revenue growth and, importantly, this also marks our fourth consecutive quarter of generating operating income.

Let me review our results in more detail. In the fourth fiscal quarter of 2011, we generated record net revenue of approximately $15 million which represents a 241% increase from the fourth fiscal quarter of 2010. On a sequential basis, our revenue increased 50% from $10 million in the third quarter of fiscal 2011. Gross profit in fiscal Q4 of 2011 increased to $12.9 million from $3.7 million in fiscal Q4 2010, reflecting our higher sales. Gross margins improved to 86%.

Operating expenses for the fourth fiscal quarter of 2011 were $11 million compared to $4 million for the same period last year. On a sequential basis, operating expenses increased 45% from $7.6 million in the third fiscal quarter of 2011.

The increases in both periods are due primarily to increased sales commissions, which are a direct result of our increased revenue and in addition to greater investments in personnel and infrastructure to position ourselves for future growth. As we take the necessary steps to position LifeVantage for long-term growth, we anticipate that our operating expenses will continue to increase in coming quarters. But we also believe we will be able to leverage these investments and achieve a greater operating margin in fiscal 2012 compared to fiscal 2011.

Sales and marketing expenses increased to $8.3 million in fiscal 2011 from $2.6 million in Q4 2010 and from $5.4 million in fiscal Q3 2011. The increases in both periods are primarily due to commissions paid to distributors due to the higher sales volume. We expect sales and marketing expense will continue to increase along with our revenue growth.

In the fourth fiscal quarter of 2011, general and administrative expenses increased to $2.4 million from $1.2 million in the fourth fiscal quarter last year and from $2.1 million the third fiscal quarter of 2011. The increase reflects higher personnel costs related to our expanding operations.

We expect general and administrative expense to remain relatively stable in coming quarters although there may be some periodic increases associated with higher employee costs as we build infrastructure to support the rapidly expanding business. Our research and development costs increased to $194,000 from $97,000 in the prior year period and from $70,000 in Q3 2011.

As Doug mentioned, investment in research and development is a key element of our business and is among our top priorities.

In the fourth fiscal quarter of 2011, we generated operating income of $2 million compared to an operating loss of $290,000 in the fourth fiscal quarter last year. We are very proud of our rapid progress this past year and moving from large operating losses to the fourth-quarter operating profit margin of 13%.

The net loss for the fourth fiscal quarter of 2011 was $47.2 million compared to a net loss of $5 million in the fourth fiscal quarter last year. The net loss was primarily driven by non-cash, other income and expense items, mainly the change in fair value of the derivative liabilities.

Because of these extreme fluctuations in our other income and expenses, we believe it is best to measure our business progress based on our operating income discussed previously. We are constantly reviewing options to retire these derivatives that are creating the non-cash losses and we will update you in coming quarters as we continue to improve our balance sheet.

Turning briefly to our full year fiscal 2011 results. For the year ended June 30, 2011, our net revenue increased 238% to $38.9 million from $11.5 million last year. Gross profit improved to $33 million in fiscal 2011 compared to $9.6 million for last year. Operating income increased to $3.7 million in fiscal 2011 compared to a loss of $7.3 million last year.

Operating profit margin increased to 9.5% in fiscal 2011 compared to a negative margin in fiscal 2010.

On our balance sheet, we are pleased with the improvements we made in fiscal ‘11. Our cash and cash equivalents increased to $6.4 million due to strong revenue growth and operating profits generated by the business. We generated $4.7 million of cash flow from operations for fiscal year 2011 compared to a cash use from operations of $4.5 million in fiscal 2010. Also during fiscal 2011, an aggregate face value of $5.6 million in debt was converted into shares of our common stock, eliminating all long-term derivative debt which was one of our goals for the year.

I would now like to explain this debt conversion and its impact on our shares outstanding.

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

At the end of the third quarter of fiscal 2011, our shares outstanding were 74 million and at the end of the fourth quarter 2011 we had approximately 99 million shares outstanding. The increased share count is primarily due to our decision to elect to redeem all of our convertible debentures, which resulted in holders of our convertible debentures voluntarily converting their debt into approximately 16 million shares of our common stock. Additionally there are approximately 9 million shares of common stock issued as a result of exercises of outstanding warrants and options.

We believe the debt conversion was a prudent decision and while it did accelerate the increase in shares outstanding, there are a number of positive benefits, including the elimination of all long-term and convertible debt, reduced quarterly interest expense, and improved transparency of our financial statements.

To reduce the impact of the additional shares and due to the improvements made to our balance sheet in fiscal 2011 and our outlook for strong cash flow in fiscal 2012, we recently announced a share repurchase program that authorizes us to utilize up to $5 million to purchase common stock over the course of 12 months beginning October 1, 2011. Any such repurchases will be made only out of free cash flow from continuing operations and on a quarterly basis will not exceed 15% of free cash flow for such quarter.

We intend to implement this buyback program while maintaining sufficient resources to continue to improve our balance sheet and invest in expansion opportunities.

Now turning to our outlook. As Doug mentioned we anticipate strong growth in fiscal 2012. In order to ensure we are positioned to maintain this growth, we will be making investments in our infrastructure and increasing our operating expenses while being mindful of improving our operating margin and profit.

For the full fiscal year ended June 30, 2012 we expect to more than double our sales and end the year with revenue in the range of $80 million to $90 million. We expect to generate operating income in the range of $8 million to $9.5 million, which translates into an operating profit margin in the range of 10% to 10.5%.

To reiterate Doug’s comments, we are very pleased with our accomplishments in fiscal 2011 and we look forward to building on our position in delivering another strong year in fiscal 2012. With that, I would like to turn the call back over to Doug for closing comments.

Doug Robinson - LifeVantage Corporation - President and CEO

Thanks, Carrie. As you can see and hear, we are very excited about the opportunities for LifeVantage in fiscal 2012 and in future years. We are confident in our ability to achieve our financial goals for fiscal 2012 but more than doubling our top line and improving our operating income by 100%. As we see the demand for our products accelerating we’re committed to making the steps to ensure we’re able to meet the demand and maximize our potential, all the while being careful to grow in a responsible and profitable manner.

I’d like to open up the call for questions at this time. And as I mentioned at the top of the call both Carrie McQueen and David Brown are with me and prepared to answer questions as well. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Steve Wymer from Bolt Capital.

Steve Wymer - Bolt Capital - Analyst

Hi there, a question for you with regard to your distributor base. I was wondering if you could give some numbers on how many total distributors you have and how that has progressed year over year and quarterly?

Doug Robinson - LifeVantage Corporation - President and CEO

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

Thanks Steve. I’m going to ask David Brown to address that. Directly.

David Brown - LifeVantage Corporation - President of LifeVantage Network

Yes, thanks, Steve. For competitive reasons, we don’t give out the number of distributors but it is safe to say and I think we can all generally assume that, given the growth in revenues, that corresponds to an increase in revenue — I’m sorry, an increase in distributors quarter over quarter as well. At some point we probably will disclose and make that a reporting metric that we will go over each quarter in our various reports and earnings calls. But for now we prefer to keep that confidential.

Steve Wymer - Bolt Capital - Analyst

And then another question. You gave — in your 10-K, you gave some statistics out, 65% of the customers are preferred, 25% independent distributors, 10% retail. What is — what does a preferred customer need to do to become an independent distributor? Do they just need to sign somebody up or is there more — what gets somebody from category one to category two?

David Brown - LifeVantage Corporation - President of LifeVantage Network

Yes, generally a preferred customer is someone that’s been introduced to the product and to the Company and has probably had the opportunity to become a distributor. And then what happens often is they are so pleased with the results on taking Protandim they find themselves talking to everyone about it anyway. And then they think, well, I might as well be making some money off of this if I’m sharing the benefit.

So then all they have to do is contact customer service and they then enter into our standard distributor agreement and can become a distributor. And they can, then, in order to earn a commission there are various things they have to do in terms of continuing to autoship and things like that. But it’s a very easy process for them.

Steve Wymer - Bolt Capital - Analyst

So it has to do with paperwork essentially not through buying more product? Or does it entail buying more product when you go from preferred to independent distributor?

David Brown - LifeVantage Corporation - President of LifeVantage Network

In order to earn the highest — it all depends upon what level their current monthly autoship is. But in order to qualify for the highest level of commissions it could involve a higher monthly autoship order as well. It just depends on where they currently are.

Doug Robinson - LifeVantage Corporation - President and CEO

Thanks for your questions, Steve.

Operator

Stewart Flink from Next View Capital.

Stewart Flink - Next View Capital - Analyst

Guys, great quarter and great year. Congratulations. (multiple speakers). Do you have any plans to go onto NASDAQ? And if so what are those plans?

Carrie McQueen - LifeVantage Corporation - CFO

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

Hi Stew, this is Carrie. We definitely have plans to move up to a national exchange. The sooner the better. We have some work to do in our balance sheet. We are taking it very seriously. We’ve discussed it internally. We don’t have anything to announce at this time but that is definitely our chosen direction.

Stewart Flink - Next View Capital - Analyst

Okay. And I had one other question about your guidance for operating margins for 2012. I think I heard 11%. Is that correct?

Carrie McQueen - LifeVantage Corporation - CFO

I think you rounded up from my 10.5%

Stewart Flink - Next View Capital - Analyst

Okay, sorry. (multiple speakers). I am an optimist.

Carrie McQueen - LifeVantage Corporation - CFO

That I gave 10% to 10.5%, yes. (multiple speakers).

Stewart Flink - Next View Capital - Analyst

And do you see those margins expanding as revenue grows or do you expect it to stay the same?

Carrie McQueen - LifeVantage Corporation - CFO

We are going to be investing in our infrastructure and expenses this year to make sure we can continue this type of topline growth. We think a reasonable target for our Company in the future will be a 15% operating margin.

Stewart Flink - Next View Capital - Analyst

Great. That’s all I had.

Doug Robinson - LifeVantage Corporation - President and CEO

Thanks for your questions.

Stewart Flink - Next View Capital - Analyst

Sure.

Operator

Jim Galloway. Galloway Enterprises.

Jim Galloway - Galloway Enterprises, Inc. - Analyst

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

Great year. Just a couple of questions. Number one, is the Primetime Live ABC video was great on LifeVantage website. Are there any plans to return that to the site?

Doug Robinson - LifeVantage Corporation - President and CEO

Thanks, Jim, for the question. David, do you want to address that?

David Brown - LifeVantage Corporation - President of LifeVantage Network

Yes thanks Jim and we are actually in communication with ABC. Obviously they own the copyright to that and we don’t know for sure whether we’ll be able to obtain another license to put that on the website.

We also recognize that that information was first presented over six years ago and that we didn’t even know that Protandim was a Nrf2 activator at that time. The science has progressed so far.

So what our focus is is that while people will obviously be able to access that feature on YouTube and over the Internet, what we’re really focusing on is to get new national exposure for Protandim and our products and the science behind it. And that’s really the driving force behind retaining Donny Osmond so that we can take advantage of his media access and frequent national appearances to tell the story about Protandim and update consumers who may have seen that ABC Primetime piece on the status of the science to date.

Jim Galloway - Galloway Enterprises, Inc. - Analyst

Great. Another question I have is you talked several times about research and development and how we’ve got two of our members of the Scientific Advisory Board working full-time.

We used to have some medical doctors on the Board. Are there any plans to add medical doctors or is there some concern about having medical doctors and working with the FDA and representation? Or can you give me some more insight on what the plans are, the mission statement for the Scientific Advisory Board.

David Brown - LifeVantage Corporation - President of LifeVantage Network

Sure, what we’re really looking at having two types of Boards. One is a Scientific Advisory Board headed by our Chief Scientific Officer Doctor McCord that really is engaged in R&D, both primary research that the company is conducting and sponsoring as well as collaborating with those independent institutions and studies that are going on as well.

In addition to that, having a Medical or Health Advisory Board comprised of health professionals, medical doctors, chiropractors, naturopaths, all types of health professionals to tell the story and be prepared to help us in answering questions and addressing that to distributors and consumers, you might be interested to know that unlike many companies in the network marketing arena particularly, we have a number of distributors who are medical professionals, MDs in particular who despite who — despite the stereotypes often associated with this industry — are still so impressed with the science behind the product that they feel compelled to not only talk to their patients about it but become distributors as well. So you can expect to see and hear more about that in the future.

Jim Galloway - Galloway Enterprises, Inc. - Analyst

Great, that’s all for me.

Operator

(Operator Instructions). Michael [Roller]. Please go ahead, sir. And he has dropped out of the queue. We will move next to we will move next to [Melanie Hillam].

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

Melanie Hillam Analyst

Hello. My question is with regard to tools for distributors. Are there any plans to put together an online presentation rather than having people come to weekly meetings or to person-to-person meetings?

David Brown - LifeVantage Corporation - President of LifeVantage Network

Well, thanks for the question and we would be happy to talk about that more in detail off-line if you’d like, either through customer service or e-mailing me directly at dbrown@LiveVantage.

But what I can say is that while there will never be a substitute for person-to-person contact at being able to explain the benefits of the product as well as the opportunity associated with becoming a distributor, that we do take advantage of technology and will continue to do so in order to get the story out and increase brand awareness of LifeVantage and Protandim in all of our products as much as possible.

Melanie Hillam. Thank you and what was that e-mail address? Sorry.

David Brown - LifeVantage Corporation - President of LifeVantage Network

Dbrown@LifeVantage.com.

Melanie Hillam Analyst

Thank you.

Operator

One final reminder. (Operator Instructions). Dan Wurtz.

Dan Wurtz Analyst

Yes, in reviewing the statement of operations there is two non-operating expenses that show up, your interest expense and the change in fair value of derivative liabilities.

Carrie McQueen - LifeVantage Corporation - CFO

Yes.

Dan Wurtz Analyst

What is the ongoing plan to address those two items?

Carrie McQueen - LifeVantage Corporation - CFO

The numbers you are seeing in our other operating income and expense comes from the valuation on a quarterly basis of the warrants that are outstanding because of some treatment within those warrants and some terms in conditions we are requiring to value those on a quarterly basis.

It’s largely driven by the stock price. It is a non-cash liability and as we change the liability on the balance sheet, the offsetting entry goes on to the income statement in a non-cash entry. As those warrants reached their expiration term over the next few years those will naturally age off our

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

balance sheet. People will exercise those warrants, at which time they come off the balance sheet and there are some proactive things we may take to retire those warrants earlier than they might otherwise naturally.

Dan Wurtz Analyst

Are these expenses that the Company will actually incur at some point in time?

Carrie McQueen - LifeVantage Corporation - CFO

No, what happens is the warrants which is an outstanding share of equity is assigned a value and that value is remeasured on a quarterly basis tied to our stock price. When the warrant is exercised, we satisfy that warrant by issuing a share of stock as opposed to any cash amount.

However, because some of the turns in those warrants trigger the surrogate derivative accounting, the SEC requires that we put a financial number on our balance sheet for that liability. And I’d like to reiterate these are all non-cash entries, both on the balance sheet and income statement. We do not expect to satisfy these in any type of cash.

Dan Wurtz Analyst

And if the warrants are exercised will that be additional stock that’s issued by the Company? (multiple speakers) the increase in the shares greater than they are right now?

Carrie McQueen - LifeVantage Corporation - CFO

Yes and all of this is in — the schedule is in our 10-K in quite a bit of detail on this. But in short, we ended the fiscal year with 99 million shares outstanding. There are approximately 25 million warrant shares outstanding and about 10 million stock options outstanding. When those are exercised, we generally issue fewer numbers of shares than that in a net exercise basis. But yes, those will be additional dilutions but not a cash satisfaction.

Operator

And we have no further questions at this time. I would like to turn the conference back to our speakers for any additional or closing remarks.

Doug Robinson - LifeVantage Corporation - President and CEO

Again, thank you for your time today and we look forward to seeing many of you over the next few months as we attend different investor events. Thanks for your time today.

Operator

That does conclude today’s presentation. Thank you for your participation.

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FINAL TRANSCRIPT

Sep 28, 2011 / 08:30PM GMT, LFVN.PK - Q4 2011 Lifevantage Corp Earnings Conference Call

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